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                                                                  Exhibit (h)(5)


                       CLASS T SHARES SERVICING AGREEMENT

Gentlemen:

     We wish to enter into this Servicing Agreement with you concerning the provision of administrative support services to your customers ("Customers") who may from time to time beneficially own shares of Class T shares of the individual portfolios listed on the attached Schedule I (collectively, the "Funds"), are hereinafter referred to as "Galaxy Shares").

     The terms and conditions of this Servicing Agreement are as follows:

     SECTION 1. You agree to offer to provide one or more of the following administrative support services to Customers who may from time to time beneficially own Galaxy Shares: (i) processing dividend payments from us on behalf of Customers; (ii) arranging for bank wires; (iii) providing subaccounting with respect to Galaxy Shares beneficially owned by Customers or the information to us necessary for subaccounting; (iv) if required by law, forwarding shareholder communications from us (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Customers; (v) aggregating and processing purchase, exchange and redemption requests from Customers and placing net purchase, exchange and redemption orders with our distributor or transfer agent; and (vi) providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules and regulations. It is understood that not all Customers may require or wish to avail themselves of any or all such services.

     SECTION 2. You agree to offer to provide one or more of the following services to Customers who may from time to time beneficially own Galaxy Shares:
(i) providing information periodically to Customers showing their positions in Galaxy Shares; (ii) responding to Customer inquiries relating to the services performed by you; (iii) providing Customers with a service that invests the assets of their accounts in Galaxy Shares; and (iv) providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules and regulations. It is understood that not all Customers may require or wish to avail themselves of any or all such services.

     SECTION 3. We recognize that you may be subject to the provisions of certain laws governing, among other things, the conduct of activities by federally-chartered and supervised banks and other banking organizations. As such, you may be restricted in the activities you may undertake and for which you may be paid and, therefore, you will perform only those activities which are consistent with your statutory and regulatory obligations. You will act solely as an agent for, upon the order of, and for the account of, your Customers.

     SECTION 4. You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services to Customers.

     SECTION 5. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning Shares offered by the Trust except those contained in the Trust's then current prospectuses and statements of additional information pertaining to Galaxy Shares, copies of which will be supplied to you, or in such supplemental literature or advertising as may be authorized by the Trust in writing.

     SECTION 6. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for the Trust in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold the Trust harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder for the purchase, redemption, transfer or registration of Galaxy Shares by or on behalf of Customers. You and your employees will, upon request, be available during normal business hours to consult with the Trust or its designees concerning the performance of your responsibilities under this Agreement.


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         SECTION 7. In consideration of the services and facilities provided by you pursuant to Section 1 hereof, the Trust will pay to you, and you will accept as full payment therefor, a fee at the annual rate of (a) .25% of the average daily net asset value of the Galaxy Shares of each equity fund identified as such on Schedule I (collectively, "Equity Funds") beneficially owned as of the end of each fiscal quarter by your Customers for whom you are the dealer of record or holder of record or with whom you have a servicing relationship, which fee will be computed at that time; and (b) .15% of the average daily net asset value of the Galaxy Shares of each bond fund identified as such on Schedule I (collectively, "Bond Funds") beneficially owned as of the end of each month by your Customers for whom you are the dealer of record or holder of record or with whom you have a servicing relationship, which fee will be computed at that time. In consideration of the additional services provided by you pursuant to Section 2 hereof, the Trust will pay to you, and you will accept as full payment therefor, a fee at the annual rate of (a) .25% of the average daily net asset value of the Galaxy Shares of the Equity Funds; and (b) .15% of the average daily net asset value of the Galaxy Shares of the Bond Funds. Fees for the Equity Funds will be payable quarterly and for the Bond Funds, monthly. For purposes of determining the fees payable under this Section 7, the average daily net asset value of your Customers' Galaxy Shares will be computed in the manner specified in the Trust's Registration Statement (as the same is in effect from time to time) in connection with the computation of the net asset value of Galaxy Shares for purposes of purchases and redemptions. The fee rates stated above may be prospectively increased or decreased by the Trust, in its sole discretion, at any time upon notice to you. Further, the Trust may, in its discretion and without notice, suspend or withdraw the sale of Galaxy Shares including the sale of such Galaxy Shares to you for the account of any Customer or Customers. All fees payable by the Trust under this Agreement with respect to the Galaxy Shares of a particular Fund shall be payable entirely out of the net investment income allocable to such Galaxy Shares, and no shares of the Fund involved, other than the Galaxy Shares, and no other class of shares of the Trust (or a separate series of shares of any such class) shall be responsible for such fees. In addition, by your written acceptance of this Agreement, you agree to and do waive such portion of the fee payable under this Section 7 as is necessary to assure that the amount of such fee which is required to be accrued on any day with respect to your Customers' Galaxy Shares does not exceed the income to be accrued to your Customers' Galaxy Shares on that day.

         SECTION 8. Any person authorized to direct the disposition of the monies paid or payable by the Trust pursuant to this Agreement will provide to the Board of Trustees of the Trust, and the Board will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, you will furnish the Trust or its designees with such information as may be reasonably requested (including, without limitation, periodic certifications confirming the provision to Customers of the services described herein), and will otherwise cooperate with the Trust and its designees (including, without limitation, any auditors designated by the Trust), in connection with the preparation of reports to the Board of Trustees concerning this Agreement and the monies paid or payable by the Trust pursuant hereto, as well as any other reports or filings that may be required by law.

         SECTION 9. The Trust may enter into other similar Servicing Agreements with any other person or persons without your consent.

         SECTION 10. By your written acceptance of this Agreement, you represent, warrant and agree that: (i) in no event will any of the services provided by you hereunder be primarily intended to result in the sale of any Galaxy Shares; (ii) the compensation payable to you hereunder, together with any other compensation payable to you by Customers in connection with the investment of their assets in Galaxy Shares of the Funds, will be disclosed by you to your Customers, will be authorized by your Customers and will not result in an excessive or unreasonable fee to you; (iii) you will not advertise or otherwise promote your Customer accounts primarily as a means of investing in Galaxy Shares or establish or maintain Customer accounts for the primary purpose of investing in Galaxy Shares; (iv) in the event an issue pertaining to this Agreement or our Shareholder Services Plan related hereto is submitted for shareholder approval, you will vote any Galaxy Shares held for your own account in the same proportion as the vote of the Galaxy Shares held for your Customers' accounts; and (v) you will not engage in activities pursuant to this Agreement which constitute acting as a broker or dealer under state law unless you have obtained the licenses required by such law.


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         SECTION 11. This Agreement will become effective on the date a fully executed copy of this Agreement is received by the Trust or its designee. This Agreement is terminable with respect to Galaxy Shares of any of the Funds, without penalty, at any time by the Trust (which termination may be by a vote of a majority of the Disinterested Trustees as defined in Section 14 hereof) or by you upon notice to the Trust.

         SECTION 12. All notices and other communications between the parties to this Agreement will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address stated herein, or to such other address as either party shall so provide the other.

         SECTION 13. This Agreement will be construed in accordance with the laws of the Commonwealth of Massachusetts and is nonassignable by the parties hereto.

         SECTION 14. This Agreement has been approved by vote of a majority of
(i) the Board of Trustees of the Trust and (ii) those trustees who are not "interested persons (as defined in the Investment Company Act of 1940) of the Trust and who have no direct or indirect financial interest in the operation of the Shareholder Services Plan adopted by the Trust regarding the provision of support services to the beneficial owners of Galaxy Shares or in any agreement related thereto (the "Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on such approval.

         SECTION 15. Each Trust refers respectively to the Trust created and the Trustees, as trustees but not individually or personally acting from time to time under a Declaration of Trust which is hereby referred to and a copies of which are on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of the Trust entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of the Trust personally but bind only the Trust property, and all persons dealing with any class of shares of the Trust must look solely to the Trust property belonging to such class for the enforcement of any claims against the Trust.

         If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to the Trust, c/o

                                Very truly yours,


                                Each Trust listed on Schedule I attached


                                By:________________________________
Date: ________________          (Authorized Officer)


                                Accepted and Agreed to:
                                [Name of Service Organization]


                                By:________________________________
Date: _________________         (Authorized Officer)